Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

This Amendment No.1, dated as of January 24, 2019 (this “Amendment”) to the Agreement and Plan of Merger and Reorganization (the “Original Agreement”), dated as of November 23, 2018, by and among Edge Therapeutics, Inc. (“Parent”), Echos Merger Sub, Inc. (“Merger Sub”) and PDS Biotechnology Corporation, a Delaware corporation (the “Company”) is entered into by and between Parent, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company desire to amend the Original Agreement as hereinafter provided;

WHEREAS, Section 10.2 of the Original Agreement provides that the Original Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders; and

WHEREAS, Section 10.2 of the Original Agreement further provides that the Original Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:
Section 1. Amendment to Original Agreement.

a.   Effective as of the date of this Amendment, Section 5.23 (Reverse Split) of the Original Agreement shall be deleted in its entirety and replaced with:

5.23.   Reverse Split. Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt an amendment to the Parent Certificate of Incorporation to authorize the Board of Directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio of between 5 and 25 for 1 as mutually agreed to by Parent and the Company (the “Reverse Split”). Parent shall use commercially reasonable efforts, including engaging a proxy solicitor to solicit from its stockholders proxies in favor of the Reverse Split.

Section 4. Representation of Parent and Merger Sub. Parent represents and warrants to the Company that the Board of Directors of each of Parent and Merger Sub have voted to adopt and approve this Amendment.

Section 5. Representation of Company. The Company represents and warrants to Parent that the Board of Directors of the Company has voted to adopt and approve this Amendment.

Section 6. Continuing Effect of Original Agreement. This Amendment shall only serve to amend and modify the Original Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended by this Amendment; provided that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Original Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

Section 7. Miscellaneous Provisions. This Amendment shall be subject to the general provisions contained in Section of the Original Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement and Plan of Merger and Reorganization as of the date first written above.

EDGE THERAPEUTICS, INC.

By:	/s/ Brian A. Leuthner
Name:	Brian A. Leuthner
Title:	President and Chief Executive Officer

ECHOS MERGER SUB, INC.

By:	/s/ Brian A. Leuthner
Name:	Brian A. Leuthner
Title:	President and Chief Executive Officer

PDS BIOTECHNOLOGY CORPORATION

By:	/s/ Frank Bedu-Addo
Name:	Frank Bedu-Addo
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]